EXHIBIT 23(H)(XV) UNDER FORM N-1A
                                              EXHIBIT 10 UNDER ITEM 601/REG. S-K

            FIRST AMENDMENT TO SUB-ADMINISTRATIVE SERVICES AGREEMENT

      THIS FIRST AMENDMENT TO SUB-ADMINISTRATIVE SERVICES AGREEMENT ("Amendment") is among FEDERATED SERVICES COMPANY ("Federated"), THE HUNTINGTON NATIONAL BANK ("Huntington") and THE HUNTINGTON FUNDS ("Investment Company").

                                  WITNESSETH:

      WHEREAS, Federated, Huntington and Investment Company are parties to that certain Administrative Services Agreement dated as of June 23,2 006 (the "Original Agreement");

      WHEREAS, Huntington and Investment Company desire to amend the SUB-ADMINISTRATIVE SERVICES FEE EXHIBIT to the Original Agreement to accurately reflect the original intent and mutual understanding of the parties by replacing the heading "Average Daily Net Assets of the Fund" in the annual rate table with the heading "Average Daily Net assets of the Funds");

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. The annual rate table of the SUB-ADMINISTRATIVE SERVICES FEE EXHIBIT is hereby deleted in its entirety and restated as follows:
            Fee Rate                     Average Daily Net Assets of the Funds
             .05%                          on the first $3 billion
             .04%                          on the next $2 billion
             .03%                          on assets in excess of $5 billion

      2. For clarity, and notwithstanding anything in the Original Agreement to the contrary, the parties agree that the terms of the Sub-Administrative Services Fee Exhibit as set forth in this Amendment have governed the parties hereto, and it is the intent of the parties that the terms of the Sub-Administrative Services Fee Exhibit as set forth in this Amendment shall be deemed to have governed the parties hereto, since June 23, 2006.

      3. Unless otherwise specified, capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Original Agreement.

      4. All references in the Original Agreement to the "Agreement" shall be deemed to be references in the Original Agreement, as amended hereby.

      5. Except as expressly provided herein, the Original Agreement shall remain in full force and effect without any modification, amendment or change.

      6. If any term, provision, covenant or condition of this Amendment, or any application hereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants, and conditions of this Amendment, and all applications hereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision, covenant or condition does not materially impair the ability of the parties hereto to consummate the transactions contemplated hereby.

      IN WITNESS WHEREOF, this Amendment has been executed as of June 29, 2007 by a duly authorized officer of each party.

FEDERATED SERVICES COMPANY                 THE HUNTINGTON NATIONAL BANK

By:  /s/ Charles L. Davis, Jr.             By:  /s/ B. Randolph Bateman
Name: Charles L. Davis, Jr.                Name:  B. Randolph Bateman
Title:  Vice President                     Title:  Executive Vice President




THE HUNTINGTON FUNDS
By:  /s/ George M. Polatas
Name:  George M. Polatas
Title:  Vice President